Exhibit 4.30

FIRST AMENDMENT TO THE AMENDED AND RESTATED EXCLUSIVE LICENSE

AGREEMENT

This is a first amendment to the amended and restated exclusive license agreement dated February 25, 2019 (the “First Amendment”).

BETWEEN :

TRANSFERT PLUS, LIMITED PARTNERSHIP, a limited partnership duly constituted under the laws of the Province of Quebec, having its principal place of business at 1405, boulevard du Parc-Technologique, Québec (Québec) G1P 4P5, acting through its general partner ALIGO INNOVATION, LIMITED PARTNERSHIP, a limited partnership duly constituted and having its principal place of business at the same address, itself acting by its general partner GESTION AXELYS INC., a corporation duly constituted and having its head office at the same address, itself represented herein by Marie-Josée Lapointe, its Vice President Legal Affairs, duly authorized for the purpose hereof as she so declares;

(hereinafter referred to as “Transfert Plus”)

AND :

THERATECHNOLOGIES INC., a corporation governed by the Business Corporations Act (Québec), having its principal place of business at 2015 Peel Street, Suite 1100, Montréal (Québec) H3A 1T8, represented by Philippe Dubuc, its Senior Vice President and Chief Financial Officer, duly authorized for the purpose hereof as he so declares;

(hereinafter referred to as “Thera”).

Individually referred to as a “Party” and collectively as “Parties”

WHEREAS	Transfert Plus entered into a license agreement with Katana Biopharma Inc.(“KATANA”) on July 3rd, 2017, which was thereafter amended and restated on February 25, 2019 (the “License Agreement”);

WHEREAS	KATANA was thereafter wound-up into Thera and thereafter dissolved such that Thera assumed all rights and obligations of KATANA in the License Agreement;

WHEREAS

Thera and Université du Québec à Montréal (the “University”) have recently applied to the Consortium de recherche biopharmaceutique’s (“CQDM”) SynergiQc program to conduct two research projects at the University;

WHEREAS

the Parties desire to amend the License Agreement to refer to Thera as a Party in the Agreement in replacement of KATANA and to redefine the scope of the Products and the Services in the License Agreement in order to, among other things, take into consideration certain intellectual property developed at the University and during the SynergiQc research projects;

NOW THEREFORE IN CONSIDERATION of the above recitals and the mutual benefits to be derived hereafter, the Parties agrees as follows:

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1	DEFINED TERMS

Unless otherwise indicated in this First Amendment, capitalized terms used herein shall have the meaning ascribed to them in the License Agreement and the First Amendment.

2	AMENDMENTS

2.1	Amendement to any references to KATANA

All references to KATANA in the License Agreement are hereby repealed and replaced with references to Thera.

2.2	Amendements to definitions of the License Agreement

Section 1.18 of the Licence Agreement is hereby repealed and replaced with the following:

“1.18.1 “Products” means any substance, mixture, material, movable or any product using, incorporating, exploiting or consisting of, in whole or in part the Technology and/or any Peptides.

1.18.2 “Peptides” means any new peptides and peptide-drug conjugates for the treatment and diagnostics of cancer through the Sortilin receptor and any peptide or peptide-drug conjugate targeting the membrane and soluble forms of Sortilin for novel therapeutic approaches and/or novel imaging agents or biomarkers related to cancer therapies.”

Section 1.21 of the Licence Agreement is hereby repealed and replaced with the following:

“1.21 “Services” means all services that can be rendered using in whole or in part the Technology or in connection with the Technology and/or the Products, or rendered in respect of Products.”

2.3	Amendment to Notices, Section 17.4 of the License Agreement

Section 17.4 of the License Agreement is hereby repealed and replaced with the following:

“17.4

Notices. All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), by email (with confirmation of delivery) or by overnight delivery service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Transfert Plus:	1155 Boulevard Robert Bourassa
Suite 1410
Montreal, Quebec, H3B 3A7
Email :

Attention: President

If to Thera:	2015 Peel Street, 11th Floor
Montreal, Quebec, H3A 1T8
Email :

Attention : Philippe Dubuc, Senior VP and Chief Financial Officer

2.4	Amendment to Schedule A

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Schedule A of the License Agreement is hereby repealed and replaced with the Schedule A, attached herein.

3	REPRESENTATIONS AND WARRANTIES

3.1

Mutual Representations and Warranties. Each Party hereby represents and warrants to the other that: (i) it has full power and authority to enter into this First Amendment and to consummate the transactions contemplated herein; and (ii) the person signing this First Amendment on its behalf has the authority to do so and to bind that Party to the terms of this First Amendment.

4	MISCELLANEOUS AND GENERAL PROVISIONS

4.1

Effect of the First Amendment. Except to the extent amended by this First Amendment, the provisions of the License Agreement shall remain in full force and effect. Notwithstanding anything to the contrary, in the event of any inconsistency or conflict between any provision of this First Amendment and the provisions of the License Agreement, in all cases the provisions of this First Amendment shall prevail. This First Amendment shall be construed and read as though it was set forth in the License Agreement and all provisions of the License Agreement shall apply equally hereto.

4.2	Effective Date. Notwithstanding the date of execution of this First Amendment, this First Amendment shall be effective as of October 26, 2020.

4.3

Governing Law. This First Amendment shall be construed and interpreted according to the laws applicable in the Province of Quebec, Canada, without regard to conflicts of law provisions. The Parties agree that the exclusive jurisdiction for any claim, controversy or cause of action arising out of or related to the License Agreement (or any instrument or agreement executed incident hereto, including the First Amendment) shall be the Superior Court of Quebec, District of Montreal or the Court of Quebec, District of Montreal, whichever court has jurisdiction ratione materiae to hear such claim, controversy or cause of action.

4.4

Language. The Parties declare that they have expressly requested and do hereby confirm their request that this First Amendment be drafted in the English language. Les Parties déclarent qu’elles ont expressément exigé et par les présentes confirment leur demande que ce premier amendement soit rédigé en anglais.

[The rest of this page is intentionally left blank.

The following page is the signatures page.]

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WHEREOF, the Parties have each caused this First Amendement to be executed as of the dates indicated below.

TRANSFERT PLUS, LIMITED PARTNERSHIP,		THERATECHNOLOGIES INC.
acting through its general partner, ALIGO INNOVATION, LIMITED PARTNERSHIP, itself acting through its general partner, GESTION AXELYS INC.

Per:	/s/ Nancy Rancourt	Per:	/s/ Philippe Dubuc
	Nancy Rancourt Acting President		Philippe Dubuc Senior Vice President and Chief Financial Officer

Date:	14/10/2022	Date:	14/10/2022

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SCHEDULE A

INVENTION

Dr. Borhane Annabi, Michel Demeule, Alain Larocque, Jean-Christophe Currie, Cyndia Charfi and Richard Béliveau from the University developed an invention entitled “Creation and Development of New Peptide-Drug Conjugates for the treatment of cancer through Receptor-Mediated Chemotherapy (RMC)”.

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